                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A
                                AMENDMENT NO. 1

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  October 7, 1999

===============================================================================

                              TenFold Corporation
                              -------------------
            (Exact name of registrant as specified in its charter)

         Delaware                       333-74057                 83-0302610
-----------------------------     ----------------------     -------------------
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
    of incorporation or                                      Identification No.
      organization)


180 West Election Road, Draper, Utah                         84020
------------------------------------                         --------
(Address of principal executive offices)                    (Zip Code)

================================================================================

Registrant's telephone number, including area code:    (801) 495-1010

ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

          On October 14, 1999, TenFold Corporation ("TenFold") filed a current report Form 8-K with the Securities and Exchange Commission disclosing the acquisition of The LongView Group, Inc.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Business Acquired.

     Pursuant to paragraph (a) (4) of Item 7 of Form 8-K, the attached financial statements were omitted from the disclosure contained in the Registrant's Current Report on Form 8-K dated September 30, 1999 and filed with the Securities and Exchange Commission on October 14, 1999. Attached hereto are the following financial statements:

     (i) Audited financial statements of The LongView Group, Inc. for the 11 months ended December 31, 1998 and the unaudited financial statements for the nine months ended September 30, 1999.
     (ii) Audited financial statements of The LongView Group, Inc. for the fiscal year ended January 31, 1998

(b)  Pro Forma Financial Information.

     Pursuant to paragraph (b) (2) of Item 7 of Form 8-K, the following pro forma financial information was omitted from the disclosure contained in the Registrant's Current Report on Form 8-K dated September 30, 1999 and filed with the Securities and Exchange Commission on October 14, 1999. Attached hereto are the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 31, 1999, reflecting the acquisition of The Longview Group, Inc. and including the notes to the unaudited pro forma statements of operations.

(c)  Exhibits.

               Exhibit No.     Description
               -----------     -------------------------------

               99.1 Consent of KPMG LLP, with respect to the audited financial statements of The LongView Group, Inc. for the 11 months ended December 31, 1998.

               99.2 Consent of Gately & Associates, P.C. with respect to the audited financial statements of The LongView Group, Inc. for the year ended January 31, 1998.

               99.3            Stock Purchase Agreement

               *               Press release dated October 5, 1999
                               (omitted as it was previously filed on October 14, 1999 with Form 8-K)


                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        TENFOLD CORPORATION
                                           (Registrant)

Date: December 20, 1999

                                        By: /s/  Robert P. Hughes
                                            -----------------------------
                                            Robert P. Hughes
                                            Senior Vice President and
                                            Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit No.      Document
-----------      ------------------------
99.1             Consent of KPMG LLP, with respect to the audited financial statements of The LongView Group, Inc. for the 11 months ended
                 December 31, 1998
99.2             Consent of Gately & Associates, P.C. with respect to the
                 audited financial statements of The LongView Group, Inc. for the year ended January 31, 1998
99.3             Stock Purchase Agreement

                           THE LONGVIEW GROUP, INC.


                         Index To Financial Statements

                                                                            Page

Independent Auditors' Report                                                   1

Balance Sheets as of December 31, 1998, and September 30, 1999 (unaudited)     2

Statements of Operations for the periods February 1, 1998 to August 20,
     1998 (Predecessor) and August 21, 1998 to December 31, 1998
     (Successor), and the periods January 1, 1998 to August 20, 1998 (Predecessor-unaudited), August 21, 1998 to September 30, 1998 (Successor-unaudited), and January 1, 1999 to September 30, 1999
     (Successor-unaudited)                                                     3

Statements of Changes in Stockholders' Equity for the periods February 1,
     1998 to August 20, 1998 (Predecessor) and August 21, 1998 to
     December 31, 1998 (Successor) and the nine months ended September
     30, 1999 (Successor-unaudited)                                            4

Statements of Cash Flows for the periods February 1, 1998 to August 20,
     1998 (Predecessor) and August 21, 1998 to December 31, 1998
     (Successor), and the periods January 1, 1998 to August 20, 1998 (Predecessor-unaudited), August 21, 1998 to September 30, 1998 (Successor-unaudited), and January 1, 1999 to September 30, 1999
     (Successor-unaudited)                                                     5

Notes to Financial Statements                                                  6

                          Independent Auditor's' Report

The Stockholders of
The LongView Group, Inc:

We have audited the accompanying balance sheet of The LongView Group, Inc. (Successor) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the periods from August 21, 1998 to December 31, 1998 (Successor period), and from February 1, 1998 to August 20, 1998 (Predecessor period). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audits includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor financial statements present fairly, in all material respects, the financial position of The LongView Group, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the Successor period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor financial statements present fairly, in all material aspects, the results of The LongView Group, Inc.'s operations and cash flows for the Predecessor period, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective August 20, 1998, Barclays California Corporation acquired all of the outstanding stock of The LongView Group, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                                        KPMG LLP

Salt Lake City, Utah
November 12, 1999

                            THE LONGVIEW GROUP, INC.

                                 Balance Sheets



                                                                                    December 31,         September 30,
                                                                                       1998                  1999
                                                                                     (successor)          (successor)
                                                                                  -----------------   ------------------
                                    Assets                                                                 (Unaudited)
                                    ------
Current assets:
    Cash and cash equivalents                                                   $          304,165            1,452,089
    Restricted cash                                                                        111,000              111,000
    Accounts receivable, less allowance for doubtful accounts of $-0-
       in 1998 and $25,529 in 1999                                                       1,268,308            1,602,510
    Prepaid expenses                                                                        31,662              126,210
    Income tax receivable                                                                  146,000                   --
    Deferred tax asset                                                                   1,575,105            1,349,251
    Other current assets                                                                    86,020               68,506
                                                                                  -----------------   ------------------

                  Total current assets                                                   3,522,260            4,709,566
                                                                                  -----------------   ------------------


Property and equipment, net                                                                724,489              922,719
Goodwill and other intangible assets, net                                               20,747,889           17,383,366
                                                                                  -----------------   ------------------

                                                                                $       24,994,638           23,015,651
                                                                                  =================   ==================


                     Liabilities and Stockholders' Equity
                     ------------------------------------
Current liabilities:
    Accounts payable                                                            $          122,097               48,393
    Intercompany payables                                                                1,314,327            3,884,226
    Accrued expenses                                                                     1,006,401            1,275,199
    Current installments of obligations under capital leases                                20,620               23,001
    Deferred revenue                                                                     2,375,798            4,283,226
                                                                                  -----------------   ------------------
                  Total current liabilities                                              4,839,243            9,514,045

Obligations under capital leases, less current installments                                 45,843               26,909
Deferred tax liability                                                                     940,832              672,074
                                                                                  -----------------   ------------------

                  Total liabilities                                                      5,825,918           10,213,028
                                                                                  -----------------   ------------------

Commitments and contingencies

Stockholders' equity:
    Common stock, no par value.  Authorized 5,000,000 shares; issued
       and outstanding 3,608,000 shares                                                         --                   --
    Additional paid-in capital                                                          22,600,000           23,168,403
    Accumulated deficit                                                                 (3,431,280)         (10,365,780)
                                                                                  -----------------   ------------------

                  Total stockholders' equity                                            19,168,720           12,802,623
                                                                                  -----------------   ------------------

                  Total liabilities and stockholders' equity                    $       24,994,638           23,015,651
                                                                                  =================   ==================

See accompanying notes to financial statements.

                           THE LONGVIEW GROUP, INC.

                           Statements of Operations

                                                  Eleven months ended                            Nine months ended
                                                  December 31, 1998                              September 30, 1998
                                           --------------------------------    ----------------------------------------------------
                                                                                Predecessor         Successor
                                                                               --------------      --------------------------------
                                             Predecessor        Successor       January 1, to       August 21, to    January 1, to
                                           ---------------   --------------
                                            February 1 to    August 21, to        August 20,        September 30,    September 30,
                                             August 20,       December 31,           1998               1998            1999
                                                1998             1998             (Unaudited)        (Unaudited)     (Unaudited)
                                           ---------------   --------------    --------------      ---------------  ---------------
Revenues:
   License                                     1,426,942         1,191,724        1,497,543              282,010       1,391,867
   Services                                      574,258           474,367          699,986              230,376       1,992,604
                                           ---------------   --------------    --------------      ---------------  ---------------
             Total revenues                    2,001,200         1,666,091        2,197,529              512,386       3,384,471
                                           ---------------   --------------    --------------      ---------------  ---------------
Operating expenses:
   Cost of revenues                              967,598           913,423        1,085,405              260,436       2,357,231
   Sales and marketing                           518,355           489,333          581,466              139,519       1,262,803
   Research and Development                    1,624,180         1,533,244        1,821,928              437,160       3,956,781
   General and Administrative                    345,570           327,390          387,644              110,977         841,706
   Amortization expense                               --         1,682,261               --              560,754       3,364,523
   Charge for the purchase of options          1,110,572                --        1,110,572                   --              --
   Write off of the acquired in-process
      technology                                      --           700,000               --              700,000              --
                                           ---------------   --------------    --------------      ---------------  ---------------
             Total operating expenses          4,566,275         5,645,651        4,987,015            2,208,846      11,783,044
                                           ---------------   --------------    --------------      ---------------  ---------------
             Operating loss                   (2,565,075)       (3,979,560)      (2,789,486)          (1,696,460)     (8,398,573)

Other income (expense):
   Interest income                                28,363            14,507           44,324                3,916          58,903
   Interest expense                               (5,129)          (24,352)          (8,926)              (1,027)       (162,532)
   Other                                             630              (480)             628                 (252)        (10,136)
                                           ---------------   --------------    --------------      ---------------  ---------------
             Total other income (expense)         23,864           (10,325)          36,026                2,637        (113,765)
                                           ---------------   --------------    --------------      ---------------  ---------------
             Loss before income taxes         (2,541,211)       (3,989,885)      (2,753,460)          (1,693,823)     (8,512,338)

   Income tax benefit                                 --           558,605               --              139,964       1,577,838
                                           ---------------   --------------    --------------      ---------------  ---------------
             Net loss                         (2,541,211)    $  (3,431,280)      (2,753,460)          (1,553,859)     (6,934,500)
                                           ===============   ==============    ==============      ===============  ===============


Basic and diluted net loss per share               (0.70)            (0.95)           (0.76)               (0.43)          (1.92)

Weighted average basic and diluted common
   shares outstanding                          3,608,000         3,608,000        3,608,000            3,608,000       3,608,000


See accompanying notes to financial statements.

                           THE LONGVIEW GROUP, INC.

                 Statements of Changes in Stockholders' Equity



                                                                                Additional                     Net
                                                           Common Stock          paid-in     Accumulated   shareholders
                                                      ------------------------
                                                        Shares       Amount      capital       deficit        equity
                                                      -----------  -----------  -----------  -----------   ------------
Predecessor
----------

Balances at January 31, 1998                            3,608,000  $ 2,719,638           --   (2,041,168)       678,470

Net loss for the period February 1 through
   August 20, 1998                                             --           --           --   (2,541,211)    (2,541,211)
                                                      -----------  -----------  -----------  -----------   ------------

Balances at August 20, 1998                             3,608,000  $ 2,719,638           --   (4,582,379)    (1,862,741)
                                                      ===========  ===========  ===========  ===========   ============

=======================================================================================================================

Successor
---------

Acquisition of LongView by BarCal (Note 1)              3,608,000  $        --   22,600,000           --     22,600,000

Net loss for the period August 21 through
December 31, 1998                                              --           --           --   (3,431,280)    (3,431,280)
                                                      -----------  -----------  -----------  -----------   ------------

Balances at December 31, 1998                           3,608,000           --   22,600,000   (3,431,280)    19,168,720

Net loss (unaudited)                                           --           --           --   (6,934,500)    (6,934,500)

Contribution of capital to LongView United Kingdom,
   Ltd. (unaudited)                                            --           --      568,403           --        568,403
                                                      -----------  -----------  -----------  -----------   ------------

Balances at September 30, 1999 (unaudited)              3,608,000  $        --   23,168,403  (10,365,780)    12,802,623
                                                      ===========  ===========  ===========  ===========   ============

See accompanying notes to financial statements.

                           THE LONGVIEW GROUP, INC.

                           Statements of Cash Flows

                                                         Eleven months ended                         Nine months ended
                                                          December 31, 1998                          September 30, 1998
                                                    ------------------------------   -----------------------------------------------
                                                                                      Predecessor      Successor
                                                                                     -----------------------------------------------
                                                        Predecessor      Successor    January 1, to   August 21, to    January 1, to
                                                      --------------   --------------
                                                      February 1 to    August 21, to   August 20,     September 30,   September 30,
                                                        August 20,      December 31,     1998             1998            1999
                                                          1998              1998      (Unaudited)      (Unaudited)     (Unaudited)
                                                      -------------    ------------- -------------    -------------   -------------
Cash flows from operating activities:
  Net loss                                               (2,541,211)   $  (3,431,280)   (2,753,460)      (1,553,859)     (6,934,500)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                          128,405        1,787,435       172,061          590,271       3,610,439
     Provision for bad debts                                     --               --            --               --          25,529
     Write off of the acquired in-process technology             --          700,000            --          700,000              --
     Charge for the purchase of options                   1,110,572               --     1,110,572               --              --
     Decrease (increase) in operating assets:
       Receivables                                          375,239       (1,160,466)      157,750         (381,235)       (359,731)
       Prepaid income taxes                                      --         (146,000)           --          (44,000)        146,000
       Prepaid expenses                                      14,124           29,581        16,087          (15,073)        (94,548)
       Deferred taxes                                            --         (902,866)           --          (53,260)        225,854
       Other assets and deposits                           (156,513)         148,596      (212,108)         180,838          17,514
     Increase (decrease) in operating liabilities:
       Accounts payable                                      82,871          (47,882)       87,181          (33,663)        (73,704)
       Deferred taxes                                            --          490,612            --          (25,467)       (268,758)
       Deferred revenue                                     684,120          671,470     1,038,394          159,767       1,907,428
       Intercompany payable                               1,360,573          (46,246)    1,360,573       (1,110,573)      3,138,302
       Accrued expenses                                     487,406          287,978       507,509           28,243         268,798
                                                      -------------    ------------- -------------    -------------   -------------
         Net cash provided by (used in) operating
            activities                                    1,545,586       (1,619,068)    1,484,559       (1,558,011)      1,608,623
                                                      -------------    ------------- -------------    -------------   -------------

Cash flows from investing activities:
  Capital expenditures                                     (172,653)        (108,733)     (205,481)         (24,877)       (444,146)
  Decrease in restricted cash                               512,188               --            --               --              --
                                                      -------------    ------------- -------------    -------------   -------------
         Net cash provided by (used in) investing
            activities                                      339,535         (108,733)     (205,481)         (24,877)       (444,146)

Cash flows from financing activities:
  Principal payments under capital lease obligation             (76)          (6,789)           --           (1,465)        (16,553)
  Proceeds from issuance of common stock                         --               --       487,415               --              --
                                                      -------------    ------------- -------------    -------------   -------------
         Net cash provided by (used in) financing
            activities                                          (76)          (6,789)      487,415           (1,465)        (16,553)
                                                      -------------    ------------- -------------    -------------   -------------

Net increase (decrease) in cash                           1,885,045       (1,734,590)    1,766,493       (1,584,353)      1,147,924

Cash and cash equivalents at beginning of period            153,710        2,038,755       272,262        2,038,755         304,165
                                                      -------------    ------------- -------------    -------------   -------------

Cash and cash equivalents at end of period                2,038,755    $     304,165     2,038,755          454,402       1,452,089
                                                      =============    ============= =============    =============   =============

Supplemental disclosures:

Noncash investing and financing activities
 disclosure:
  Capital lease obligation for equipment             $          --              --          55,402               --              --
  Contribution of capital to LongView United
   Kingdom, Ltd.                                                --              --              --               --         568,403

Other noncash operating activities disclosure:
  Write off of accounts receivable                         100,000              --              --          100,000              --

See accompanying notes to financial statements.

                            THE LONGVIEW GROUP, INC.

       Notes to Financial Statements For the Year Ended December 31, 1998
                      (Unaudited as to September 30, 1999)


(1) Basis of Presentation and Company Background

    The LongView Group, Inc. (the "Company") was formed as a partnership in 1982 and incorporated in February 1986. The Company was primarily engaged in systems consulting and custom systems development exclusively for investment management firms from 1982 through 1992. In 1991, the Company began the development of a software product called LandMark for the investment management industry, and it started actively marketing this product in February 1995. The LandMark product accounts for substantially all of the Company's revenue on the accompanying statements of operations.

    On August 20, 1998, 100 percent of the Company's then outstanding common stock was acquired by Barclays California Corporation ("BarCal") in a tender offer for cash consideration in the amount of $22,600,000. In connection with the purchase, BarCal advanced cash of $1,110,572 to the Company to purchase all outstanding options held by employees to purchase common stock. The Company prior to and including August 20, 1998 is referred to as the "Predecessor". The Company after August 20, 1998 is referred to as the "Successor".

    The total purchase price and final allocation among the tangible and identifiable intangible assets and liabilities acquired (including acquired in-process technology) is summarized as follows (dollars in thousands):

                                                                               Amortization
                                                                                  Period
                                                                                 (Months)
                                                                             --------------
    Purchase Price Allocation:
    Net liabilities assumed                               $        (752)
    Intangible assets:
      Workforce-in-place                                            400                  60
      Customer list                                               1,100                  60
      Core technology                                             1,000                  60
      Goodwill                                                   19,930                  60
    In-process technology                                           700               Expensed
    Deferred tax assets                                             672
    Deferred tax liability                                         (450)
                                                           ------------
         Total purchase price                             $      22,600
                                                           ============

                                       6                    (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial Statements For The Year Ended December 31, 1998
                     (Unaudited as to September 30, 1999)



    As a result of the change in ownership and control, the accompanying financial statements are presented on a "push-down accounting" basis for the successor periods. Pushdown accounting requires that the purchase price be allocated to the Company's tangible net assets, identifiable intangible assets, and goodwill based upon their estimated fair values at the date of acquisition.

    As part of BarCal's acquisition of LongView, BarCal changed the Company's year-end from January 31 to December 31.

    The financial statements at December 31, 1998 include the accounts of The LongView Group, Inc. and effective September 27, 1999 include its wholly-owned subsidiary The LongView Group United Kingdom, Ltd. ("UK"). All significant intercompany balances and transactions in 1999 have been eliminated in consolidation.

(2) Summary of Significant Accounting Policies

    Revenue Recognition

    The Company derives its revenue from perpetual and monthly license fees, implementation services, support, and training services.

    In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which supersedes SOP 91-1, Software Revenue Recognition. Additionally, in 1998 the AICPA issued SOP 98-9 Modification of SOP 97-2 with Respect to Certain Transactions. Effective February 1, 1998, the Company adopted the provisions of SOP 97-2 as modified by SOP 98-9. As such, revenue was recognized in accordance with SOP 97-2 as modified by SOP 98-9 during the eleven-months ending December 31, 1998.

    SOP 97-2 as modified by SOP 98-9 generally requires revenue earned on software arrangements involving multiple elements such as software products, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to unspecified upgrades and updates and post contract customer support is generally recognized as the services are performed.

    The Company recognizes revenues from product sales that do not require significant production, modification, or customization or the services - related element is not essential to the functionality of the software when the following criteria are met: the Company has signed a noncancelable license agreement; the Company has shipped the software product; there are no uncertainties surrounding product acceptance; the fees are fixed and determinable; and collection is considered probable.

    The Company recognizes support revenue from contracts for ongoing technical support and product updates, ratably over the term of the contract, which is typically month to month. The Company recognizes training revenues as services are performed.

                                       7                      (Continued)

                            THE LONGVIEW GROUP, INC.

       Notes to Financial Statements For the Year Ended December 31, 1998
                      (Unaudited as to September 30, 1999)



   The timing and amount of cash received from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period. The Company records cash received in excess of revenue earned as deferred revenue.

   The Company has entered into agreements with certain customers requiring royalty payments for business referrals. Royalties paid amounted to $122,768 for the period from August 21 to December 31, 1998, $81,000 for the period from February 1 to August 20, 1998, $61,243 for the period from August 21 to September 30, 1998 and $25,875 for the period from January 1 to September 30, 1999 (unaudited).

   In addition, the Company has also entered into agreements with certain customers, requiring royalty payments to the Company. Royalty revenue of $37,500 was recorded for each of the periods from August 21 to December 31, 1998 and January 1 to September 30, 1999 (unaudited). No other royalty revenue was recorded.

   Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity to the Company of 90 days or less to be cash equivalents.

   Property and Equipment

   Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line and double-declining balance methods based on the estimated lives of the related assets.

   Goodwill and Other Intangible Assets

   Goodwill and other intangible assets consist primarily of goodwill and other identifiable intangible assets recorded in connection with the push down accounting at the time of the acquisition of the Company by BarCal on August 20, 1998. The goodwill and other identifiable intangible assets are being amortized using the straight-line method over five years. As of December 31, 1998, accumulated amortization of goodwill and other intangible assets was $1.7 million.

   Software Development Costs

   Software development costs consist primarily of costs for development and enhancement of the LandMark application. Software development costs incurred between achieving technology feasibility and release of the product to our customers have been insignificant and therefore have been expensed as incurred.

                                       8                       (Continued)

                            THE LONGVIEW GROUP, INC.

       Notes to Financial Statements For the Year Ended December 31, 1998
                      (Unaudited as to September 30, 1999)



   Stock-Based Compensation

   The Company has adopted the footnote disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation. SFAS 123 encourages entities to adopt a fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

   Income Taxes

   The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement basis amounts of existing assets and liabilities and their respective income tax bases. Future tax benefits, such as net operating loss carry forwards, and tax credits, are recognized to the extent that realization of such benefits are more likely than not. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates in recognized in income in the period that includes the enactment date.

   For the period August 21, 1998 through September 30, 1999, the Company was a subsidiary of BarCal. Under the tax allocation agreement, BarCal pays the Company for the tax benefit of utilizing the Company's operating losses.

   Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Advertising

   Advertising costs are expensed as incurred.

   Operating Segments

   The Company operates in one line of business, the development and marketing of the LandMark portfolio modeling and trading software system. As such, the Company has only one reportable operating segment as defined by the Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information.

                                       9                 (Continued)

                            THE LONGVIEW GROUP, INC.

       Notes to Financial Statements For the Year Ended December 31, 1998
                      (Unaudited as to September 30, 1999)



    Recent Accounting Pronouncements

    The FASB recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by January 1, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position or results of operations of the Company.

    Unaudited Interim Consolidated Financial Statements

    The accompanying unaudited interim financial statements for the nine months ended September 30, 1998 (January 1, to August 20, 1998 and August 21 to September 30, 1998), and for the nine months ended September 30, 1999, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth herein.

(3) Property and Equipment

    The cost and estimated useful lives of property and equipment, including leasehold improvements are summarized as follows:

                                                                     Estimated            December 31,         September 30,
                                                                    useful lives              1998                  1999
                                                                 -----------------     -----------------     -----------------
                                                                                                                (Unaudited)
     Leasehold improvements                                         5 to 6 years       $         219,249               225,079
     Office furniture and equipment                                 3 to 7 years               1,078,764             1,517,080
                                                                                       -----------------     -----------------
                                                                                               1,298,013             1,742,159
     Less accumulated depreciation and amortization                                             (573,524)             (819,440)
                                                                                       -----------------     -----------------
                                                                                       $         724,489               922,719
                                                                                       =================     =================

(4) Leases

    The Company is obligated under capital leases for equipment that expire at various dates during the next four years. At December 31, 1998, equipment of $87,178 and related accumulated amortization of $38,782 were recorded under these capital leases.

    The Company leases office space and equipment under operating lease agreements that expire at various dates during the next four years. Rent expense was $169,620, $254,620, $285,391, $51,568, and $439,897 for the
    periods August 21 to December 31, 1998, February 1 to August 20, 1998, January 1, to August 20, 1998, August 21 to September 30, 1998 and January 1 to September 30, 1999, respectively.

                                      10                        (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial statements for the Year ended December 31, 1998
                     (Unaudited as to September 30, 1999)


   Future minimum lease payments under noncancelable leases as of December 31, 1998 are as follows:

                                                       Total           Operating           Capital
                                                  --------------    --------------    --------------
     1999                                         $      441,680           413,971            27,709
     2000                                                425,727           402,726            23,001
     2001                                                422,815           402,726            20,089
     2002                                                210,762           201,363             9,399
                                                  --------------    --------------    --------------
            Total minimum lease payments          $    1,500,984         1,420,786            80,198
                                                  ==============    ==============
     Less: amount representing interest                                                      (13,735)
                                                                                      --------------
             Present value of net minimum capital lease
             payments                                                                         66,463

     Less: current installments of obligations under
      capital leases                                                                         (20,620)
                                                                                      --------------

            Obligations under capital leases excluding
             current installments                                                          $  45,843
                                                                                       =============

(5)  Accrued Expenses

     Accrued expenses consist of the following:


                                                                    December 31,         September 30,
                                                                       1998                  1999
                                                                 -----------------    -----------------
                                                                                         (Unaudited)
     Incentive compensation                                      $         684,069            1,080,000
     Compensation and benefits                                             231,390               78,170
     Other                                                                  90,942              117,029
                                                                 -----------------    -----------------
                                                                 $       1,006,401            1,275,199
                                                                 =================    =================

(6)  Related Party Transactions

     The Company entered into a line of credit loan agreement with BarCal as of October 9, 1998 in the amount of $3,000,000 subsequently amended to $5,000,000 on March 25, 1999. The line bears interest at LIBOR plus 1% (9.5% as of December 31, 1998) and allows for interest to be added back to the loan balance. The Company may draw down on the line based upon the working capital needs of the Company as determined by the designated officers. As of December 31, 1998, and September 30, 1999 $1,250,000 and $3,750,000, respectively, has been drawn down on the line. In addition, at December 31, 1998 interest in the amount of $20,936 has been added back to the loan.

                                    11                            (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial statements for the Year ended December 31, 1998
                     (Unaudited as to September 30, 1999)


     In the normal course of business the Company transacts with other companies under common control of BarCal. These transactions represent payments made or received on the Company's behalf. Included in intercompany payables at December 31, 1998 and September 30, 1999 is $43,391 and $134,226
     respectively, related to such transactions.

     Included in accrued compensation and benefits at December 31, 1998 were $198,663 of payroll benefits owed to the President of the Company.

     Included in other current assets at December 31, 1998 are loans to employees in the amount of $55,000. During the period ended September 30, 1999, one loan for $50,000 plus accrued interest of $5,375 was forgiven and reflected as compensation.

     In April 1998, BarCal signed a monthly license agreement with the Company. Through September 30, 1999, no revenues have been recognized in conjunction with this agreement.

(7)  Commitments And Contingencies

     Under the terms of the lease agreement for the Company's office space, a letter of credit in the amount of $111,000 is maintained with a financial institution. The amount is recorded as restricted cash in the Company's December 31, 1998 financial statements.

(8)  Income Taxes

     The components of the provision for income taxes for the periods indicated below are comprised of the following:

                                                Successor      Predecessor     Predecessor        Successor
                                                August 21      February 1,      January 1         August 21         January 1
                                                    to             to               to                to                to
                                               December 31,    August 20,     September 30,     September 30,     September 30,
                                                   1998           1998             1998              1998              1999
                                             --------------    -----------   --------------    --------------     -------------
                                                                               (Unaudited)       (Unaudited)       (Unaudited)
     Benefit for income taxes:
        Current:                            $
          Federal                                   146,352              -                -            43,905         1,534,934
          State                                           -              -                -                 -                 -
                                             --------------    -----------   --------------    --------------     -------------
                                                    146,352              -                -            43,905         1,534,934
                                             --------------    -----------   --------------    --------------     -------------
        Deferred:
          Federal                                   412,253              -                -            96,059            42,904
          State                                           -              -                -                 -                 -
                                             --------------    -----------   --------------    --------------     -------------
                                                    412,253              -                -            96,059            42,904
                                             --------------    -----------   --------------    --------------     -------------
              Total                          $      558,605              -                -           139,964         1,577,838
                                             ==============    ===========   ==============    ==============     =============

                                       12                       (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial Statements For the Year Ended December 31, 1998
                     (Unaudited as to September 30, 1999)


   The tax table below reconciles the U.S. federal statutory income tax rate of 34% to the recorded income Tax provision

                                            Successor      Predecessor      Predecessor        Successor
                                            August 21      February 1,       January 1         August 21         January 1
                                               to               to               to                to                to
                                          December 31,      August 20,     September 30,     September 30,     September 30,
                                              1998             1998             1998              1998              1999
                                        -------------     ------------     -------------     -------------     ------------
                                                                            (Unaudited)       (Unaudited)       (Unaudited)

   Tax Benefit at U.S. Statutory Rate   $   (1,356,561)       (864,012)         (936,176)         (575,900)       (2,894,195)
   In Process R & D                            238,000               -                 -           238,000                 -
   Non Deductible Expenses                           -         447,000           447,000                 -           360,000
   Goodwill                                    508,219               -                 -           169,406         1,016,638
   Valuation Allowance                         163,000         443,000           521,000            31,000           377,000
   State Benefit (Net of Federal Tax)         (106,000)        (87,000)          (93,000)                -          (266,000)
   Other                                        (5,263)         61,012            61,176            (2,471)         (170,881)
                                         -------------     -----------      ------------      ------------      ------------
     Tax benefit                        $     (558,605)              -                 -          (139,964)       (1,577,838)
                                         =============     ===========      ============      ============      ============

   The significant temporary differences that create deferred tax assets and liabilities as of December 31, 1998 and September 30, 1999, are shown in the table below:

                                                                                       September 30,
                                                                  December 31,              1999
                                                                      1998              (Unaudited)
                                                              -----------------     -----------------
Deferred tax assets:
 Recognition of revenue                                       $       1,050,103             1,892,687
 Reserves not currently deductible                                            -                11,284
 Net operating loss carryforwards                                       584,689               375,361
 Accrued payroll to shareholders                                         78,986                     -
 Other                                                                  269,554                83,454
                                                              -----------------     -----------------
      Total deferred tax assets                                       1,983,332             2,362,786

Less: valuation allowance                                              (232,538)             (609,430)
                                                              -----------------     -----------------
      Net deferred tax assets                                         1,750,794             1,753,356

Deferred tax liabilities:
 State deferred taxes                                                    81,388               213,300
 Recognition of expenses                                                 13,007                 6,504
 Intangibles                                                          1,022,125               856,375
                                                              -----------------     -----------------
      Total deferred tax liabilities                                  1,116,520             1,076,179
                                                              -----------------     -----------------
      Total net deferred tax asset                                      634,273               677,177

Deferred income tax asset - current                                   1,575,105             1,349,251
Deferred income tax asset - long-term                                  (940,832)             (672,074)
                                                              -----------------     -----------------
      Total net deferred tax asset                            $         634,273               677,177
                                                              =================     =================

                                      13                             (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial statements For the Year Ended December 31, 1998
                     (Unaudited as to September 30, 1999)

     During the period of BarCal's ownership, the Company believes that the existing net deductible temporary differences will reverse during the periods in which the BarCal group generates income. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset may not be realized. The Company has established a valuation allowance for net state deductible temporary differences due to the five year carryover period and the uncertainty of realization. During the periods when the Company was not a subsidiary of BarCal, the Company has established a valuation allowance against its net deductible temporary differences due to the uncertainty of realization. The Company believes that it is more likely than not that the remaining deferred tax assets will be utilized. The Company's beginning valuation allowance increased during 1999 due to the increase in state net deductible temporary differences.

     The Company has state net operating loss carryforwards at September 30, 1999 of approximately $4,000,000. These losses begin to expire in 1999 through December 31, 2003.

(9)  Stockholder's Equity

     Common Stock

     The Company has authorized 5,000,000 shares of common stock. Pursuant to the acquisition of the Company by BarCal, in August 1998, all of the outstanding options to purchase common stock were purchased by the Company for $1,110,572. The Company was reimbursed by BarCal for the full $1,110,572.

     In September 1999, BarCal contributed the net assets in the amount of $568,403 of the UK to the Company. The transaction was between entities under common control, and accounted for as if a pooling-of-interests. Accordingly, the unaudited consolidated financial statements for the period ended September 30, 1999 include the accounts and results of operations of the UK since its inception in 1999.

                                                                     (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial statements For the Year Ended December 31, 1998
                     (Unaudited as to September 30, 1999)

     Stock Option Plan

     The Company has a stock incentive plan which provides for the grant of options to officers and employees to acquire shares of the Company's common stock at a purchase price generally equal to the fair market value on the date of grant. Options generally vest ratably over five years and expire ten years from the date of grant. A summary of activity follows:

                                                                                      Weighted.
                                                                      Number of        Average
                                                                       options         Exercise
                                                                    -------------    ------------
       Outstanding, January 31, 1998                                      236,099            2.33
        Options awarded                                                    37,500            3.69
        Options purchased by the Company in
         connection with the business acquisition,
         August 20, 1998                                                  273,599
                                                                    -------------
       Outstanding, December 31, 1998                                           -
                                                                    =============

     The Company accounts for this plan under APB 25, under which no compensation cost has been recognized.

     In accordance with the terms of the stock option plan, in anticipation of the purchase of the Company by BarCal, the Company purchased all of the outstanding options for the Company's common stock as of August 20, 1998.

(10) Profit Sharing and Retirement Plan

     The Company through BarCal has a 401(k) salary deferral and profit sharing plan which covers substantially all full-time employees. The Company can make matching contributions of up to 6 percent of the participant's compensation. The Company's contributions were $119,871 for the period ended December 31, 1998.

     The Company through BarCal has a retirement plan that covers substantially all full-time employees. The Company contributes up to 6 percent of a participant's compensation. The Company's contribution was $71,890 for the period ended December 31, 1998.

                                                                     (Continued)

                           THE LONGVIEW GROUP, INC.

      Notes to Financial statements For the Year Ended December 31, 1998
                     (Unaudited as to September 30, 1999)

(11) Loss Per Common Share

     Loss per common share is computed based on the weighted-average number of common shares and, as appropriate, dilutive common stock equivalents outstanding during the period. Stock options are considered to be common stock equivalents.

     Basic loss per common share is the amount of loss for the period available to each share of common stock outstanding during the reporting period. Diluted loss per share is the amount of loss for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period.

     In calculating loss per common share, the losses were the same for both the basic and diluted calculation. Additionally, the weighted average common and common equivalent shares outstanding for the purposes of calculating loss per share were the same for all periods presented.

(12) Subsequent Events

     On October 7, 1999, all of the issued and outstanding shares of capital stock of the Company and all of the ordinary shares of UK were acquired by TenFold Corporation for consideration of $22,000,000, with estimated acquisition costs of $330,000. Under the terms of the agreement, BarCal waived all amounts in the nature of intercompany obligations that are payable, due or owing by either of the LongView entities to any Barclays group member. Additionally, BarCal agrees to pay accrued bonuses of $1,080,000 on or before February 29, 2000 to LongView employees under the Company's Cash Incentive Bonus Plan for staff and management.

     Furthermore the monthly term license agreement between the Company and BarCal dated May 1, 1998 remains in effect as per the terms of the license agreement.

     As a result of the transaction, the Company 401(k) and retirement plans have been discontinued. As such, Company employees, at their discretion, have the option of participating in the TenFold 401(k) plan.

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



To the Stockholders of

     The LongView Group, Inc:

We have audited the accompanying balance sheet of THE LONGVIEW GROUP, INC. (a Massachusetts corporation) as of January 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The LongView Group, Inc. as of January 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Wellesley, Massachusetts,

     April 21, 1998, except with respect to the matters referred to in Notes
          2(b), 9 and 10, as to which the date is November 15, 1999.

                           THE LONGVIEW GROUP, INC.
                           -----------------------

                                 BALANCE SHEET
                                 -------------

                               JANUARY 31, 1998
                               ----------------


                                   ASSETS
                                   ------

CURRENT ASSETS:
     Cash and cash equivalents                                     $    153,710
     Restricted cash                                                    512,188
     Accounts receivable, less allowances of $100,000                   483,081
     Due from stockholders                                                4,744
     Prepaid expenses and other current assets                           75,367
                                                                  -------------

       Total current assets                                           1,229,090
                                                                  -------------


PROPERTY AND EQUIPMENT, at cost:
     Computer and office equipment                                      485,546
     Furniture and fixtures                                             320,748
     Leasehold improvements                                             210,333
                                                                  -------------
                                                                      1,016,627
Less: Accumulated depreciation and amortization                        (339,945)
                                                                  -------------

                                                                        676,682
                                                                  -------------

OTHER ASSETS:
     Deposits and other assets                                           73,359
     Restricted cash                                                    111,000
                                                                  -------------

                                                                        184,359
                                                                  -------------

Total assets                                                       $  2,090,131
                                                                  =============




                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------


CURRENT LIABILITIES:
     Current installments of obligations under capital leases      $     18,679
     Accounts payable and accrued expenses                               87,108
     Accrued payroll to stockholders                                    231,017
     Deferred revenue                                                 1,020,208
                                                                  -------------


          Total current liabilities                                   1,357,012
                                                                  -------------


OBLIGATIONS UNDER CAPITAL LEASES,
     excluding current installments                                      54,649
                                                                  -------------



COMMITMENTS


STOCKHOLDERS' EQUITY:
     Common stock, no par value; 5,000,000 shares
       authorized; 3,608,000 shares issued and outstanding            2,719,638
     Retained deficit                                                (2,041,168)
                                                                  -------------

Total stockholders' equity                                              678,470
                                                                  -------------


Total liabilities and stockholders equity                          $  2,090,131
                                                                  =============


  The accompanying notes are an integral part of these financial statements.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                            STATEMENT OF OPERATIONS
                            -----------------------

                      FOR THE YEAR ENDED JANUARY 31, 1998
                      -----------------------------------


REVENUES:
     License                                                 $ 1,281,898
     Services                                                    739,931
                                                           -------------
         Total revenues                                        2,021,829
                                                           -------------

OPERATING EXPENSES:
     Cost of revenues                                            858,363
     Sales and marketing                                         356,299
     Research and development                                  1,337,567
     General and administrative                                1,053,865
                                                           -------------
         Total operating expenses                              3,606,094
                                                           -------------

         Loss from operations                                 (1,584,265)

OTHER INCOME (EXPENSE):
     Interest income                                              52,628
     Interest expense                                            (11,473)
                                                           -------------
         Total other income                                       41,155
                                                           -------------

     Loss before provision for income taxes                   (1,543,110)


PROVISION FOR INCOME TAXES:                                            -
                                                           -------------
         Net loss                                            $(1,543,110)
                                                           =============

Basic and diluted loss per share                             $     (0.46)
                                                           =============

Shares used in computation of basic and diluted
     loss per share                                            3,389,189
                                                           =============

The accoumpanying notes are an integral part of these financial statements.

                                THE LONGVIEW GROUP, INC.
                                ------------------------

                           STATEMENT OF STOCKHOLDERS' EQUITY
                           ---------------------------------

                          FOR THE YEAR ENDED JANUARY 31, 1998
                          -----------------------------------

                                                       Common Stock, No Par Value
                                                     ------------------------------       Retained
                                                       Shares            Amount           Deficit
                                                     ----------         -----------     ------------
BALANCE, January 31, 1997                             3,086,000           $ 226,500      $  (498,058)

     Net loss                                                 -                   -       (1,543,110)

     Sales of common stock, net of expenses
        totaling $34,368                                800,000           2,905,723                -

     Exercise of stock options                            4,586               4,310                -

     Purchase of shares of treasury stock                     -                   -                -

     Retirement of treasury stock                      (282,586)           (416,895)               -
                                                     ----------         -----------     ------------

BALANCE, January 31, 1998                             3,608,000         $ 2,719,638      $(2,041,168)
                                                     ==========         ===========     ============


                                                           Treasury Stock                 Total
                                                    -----------------------------      Stockholders'
                                                      Shares            Amount            Equity
                                                    ------------     ------------     --------------
BALANCE, January 31, 1997                                      -        $       -       $   (271,558)

    Net loss                                                   -                -         (1,543,110)

     Sales of common stock, net of expenses
         totaling $34,368                                      -                -          2,905,723

     Exercise of stock options                                 -                -              4,310

     Purchase of shares of treasury stock                282,586          416,895            416,895

     Retirement of treasury stock                       (282,586)        (416,895)          (833,790)
                                                    ------------     ------------     --------------

BALANCE, January 31, 1998                                      -        $       -       $    678,470
                                                    ============     ============     ==============

  The accompanying notes are an integral part of these financial statements.

                           THE LONGVIEW GROUP, INC.
                            -----------------------

                            STATEMENT OF CASH FLOWS
                            -----------------------

                      FOR THE YEAR ENDED JANUARY 31, 1998
                      -----------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                               $ (1,543,110)
     Adjustments to reconcile net loss to net cash used by
       operating activities:
         Bad debt expense                                                                        100,000
         Depreciation                                                                            156,956
     Change in operating assets and liabilities:
         Accounts receivable                                                                    (476,605)
         Notes and interest receivable from stockholders                                          22,206
         Prepaid expenses, deposits and other assets                                             (56,837)
         Deferred revenue                                                                        326,806
         Accounts payable and accrued expenses                                                     7,290
         Accrued payroll to stockholders                                                          (3,627)
                                                                                            ------------
             Net cash used by operating activities                                            (1,466,921)
                                                                                            ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                                        (575,829)
     Restricted cash supporting letter-of-credit                                                (111,000)
                                                                                            ------------
             Net cash used by investing activities                                              (686,829)
                                                                                            ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments of demand notes payable to banks                                                (112,700)
     Repayments of long-term debt                                                                (17,473)
     Proceeds from issuance of common stock                                                    2,910,033
     Restricted cash held in escrow                                                             (512,188)
     Purchase of treasury stock                                                                 (416,895)
                                                                                            ------------
             Net cash provided by financing activities                                         1,850,777
                                                                                            ------------

DECREASE IN CASH AND CASH EQUIVALENTS                                                           (302,973)

             Cash and cash equivalents at beginning of year                                      456,683
                                                                                            ------------
             Cash and cash equivalents at end of year                                       $    153,710
                                                                                            ============

  The accompanying notes are an integral part of these financial statements.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------

(1)  Operations
     ----------

The LongView Group, Inc. (the "Company") was formed as a partnership in 1982 and incorporated in February 1986. The Company was primarily engaged in systems consulting and custom systems development exclusively for investment management firms from 1982 through 1992. In 1991, the Company began the development of a software product ("LandMark") for the investment management industry, and it started actively marketing this product in February 1995. The LandMark product accounts for substantially all of the Company's current revenue.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

The accompanying financial statements reflect the application of certain accounting policies as described in this note. Other policies and practices are described in the remaining notes to the accompanying financial statements.

     (a)  Cash and Cash Equivalents
          -------------------------

     Cash and cash equivalents included in the accompanying balance sheet includes money market funds of $132,373. From time to time, the Company maintains cash and cash equivalents in a bank in excess of federally insured limits. Management believes any risk of loss of cash is mitigated by the financial strength of their bank.

     (b)  Restricted Cash
          ---------------

     As part of the stock transaction discussed in Note 6, $500,000 of the stock proceeds was deposited in an escrow account to which the Company is a party until the Company has delivered its system architecture documentation to the stockholder. As of January 31, 1998, the cash plus accrued interest in the escrow account equals $512,188. The system architecture documentation was delivered in May 1998 and the corresponding cash was released from this restriction.

     In addition, the Company is required to maintain an $111,000 compensating balance with a bank to support an outstanding letter of credit for $111,000 which is issued to the Company's landlord as a deposit on leased office space. At January 31, 1998, $111,000 of cash is restricted for that purpose.

     (c)  Concentration of Credit Risk
          ----------------------------

     The Company does business with primarily domestic investment companies and banks with significant financial resources. A significant deterioration in economic conditions relative to these industries would have a significant adverse impact on the Company's operations.

     During 1998, one customer accounted for 12% of total revenue. At January 31, 1998, total net accounts receivable from this customer was approximately $17,000.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(2)  Summary of Significant Accounting Policies (Continued)
     ------------------------------------------------------

     (d) Property and Equipment
         ----------------------

     For financial reporting purposes, the Company provides for depreciation and amortization using the straight-line and double-declining balance methods in amounts which are estimated to allocate the cost of property and equipment over their estimated useful lives, which are as follows:

         Description                         Useful Lives
         -----------                         ------------

         Computer and office equipment        3 - 5 Years
         Furniture and fixtures               5 - 7 Years
         Leasehold improvements               5 - 6 Years

     For tax purposes, the Company provides for depreciation using the accelerated lives as prescribed by the Modified Accelerated Cost Recovery System of the Internal Revenue Code.

     (e) Revenue Recognition
         -------------------

     The Company derives its revenue from perpetual license fees and monthly license fees, as well as consulting, application development, installation, training and maintenance services.

     Perpetual license fees are recognized as revenue upon delivery of the software and acceptance of the system in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1. Monthly license fees are billed quarterly in advance and recognized as revenue ratably over the applicable calendar quarter.

     Revenues from consulting services are recognized as the services are performed. Revenues from application development of ancillary software, installation and training fees are recognized on a percentage-of-completion basis. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of billings was $33,625 as of January 31, 1998 and is included in prepaid expenses and other current assets in the accompanying balance sheet.

     The Company charges for its maintenance services on licenses in two ways. First, a minimum base charge for maintenance services is payable in advance but recognized as revenue over the applicable maintenance term. Additionally, a quarterly maintenance fee, payable in advance, is charged to customers and recognized ratably over the applicable quarter. All maintenance fees are classified as service revenues in the accompanying statement of operations.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(2)  Summary of Significant Accounting Policies (Continued)
     ------------------------------------------------------

     (f)  Deferred Revenues
          -----------------

     Deferred revenues include amounts received in advance for license fees and maintenance and installation services discussed above. The amount of deferred revenues by type as of January 31, 1998 is as follows:

            Deferred license fees                             $  625,821
            Deferred maintenance                                 104,262
            Deferred installation services                       290,125
                                                              ----------
                                                              $1,020,208
                                                              ==========

     (g)  Income Taxes
          ------------

     The Company follows Statements of Financial Accounting Standards ("SFAS") 109, Accounting for Income Taxes, to account for income taxes. Income tax expense includes Federal and state taxes currently payable or refundable plus deferred taxes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income, net of any valuation allowance that may be required to reduce deferred tax assets to the amount expected to be realized.

     (h)  Cash Flow Information
          ---------------------

     During 1998, the Company paid income taxes of $1,732 and paid interest of $14,465. Non-cash transactions in fiscal 1998 consist of capital lease obligations incurred in the acquisition of property totaling $76,896.

     (i)  Research and Development Costs
          ------------------------------

     Research and development costs are expensed as incurred. SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", does not materially affect the Company.

     (j)  Advertising Costs
          -----------------

     Advertising costs are expensed as incurred. There were no advertising costs incurred by the Company during the year.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(2)  Summary of Significant Accounting Policies (Continued)
     ------------------------------------------------------

     (k)  Use of Estimates
          ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and applicable disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (l)  Earnings (Loss) Per Share
          -------------------------

     Basic earnings per share excludes any dilutive effect of common stock equivalents. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Dilutive earnings per share is computed using the weighted average number of common and common stock equivalents outstanding during the period. Common equivalent shares have been excluded from this calculation as their effect is antidilutive. There are 236,099 stock options outstanding as of January 31, 1998 that could potentially dilute basic earnings per share in the future.

     (m)  Operating Segments
          ------------------

     The Company operates in one line of business, the development and marketing of the LandMark portfolio modeling and trading software system. As such, the Company has only one reportable operating segment as defined by the Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information.

(3)  Demand Notes Payable to Banks
     -----------------------------

The Company has an unsecured line-of-credit arrangement with a bank which provides for borrowings of up to $100,000. Interest on outstanding amounts is payable monthly at the bank's prime rate (8.5% at January 31, 1998) plus 2%. There was no amount outstanding under this line-of-credit as of January 31, 1998.

The Company also had a $50,000 revolving business line-of-credit with a bank which expired in fiscal 1998.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(4)  Capital Lease Obligations
     -------------------------

The Company is the lessee of computer equipment under capital leases expiring at various dates from April 1999 through August 2002. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense and amounted to $18,112 for the year ended January 31, 1998. The gross amount of assets recorded under capital leases and the related accumulated amortization as of January 31, 1998 are as follows:

     Computer equipment under capital leases           $  85,438
      Less:  Accumulated amortization                    (19,821)
                                                       ---------
     Net book value of computer equipment
      under capital leases                             $  65,617
                                                       =========

Minimum future lease payments under capital leases as of January 31, 1998 for each of the next five years are:

                Year Ended
                January 31,                         Amount
                ----------                        ---------
                  1999                            $  26,605
                  2000                               24,107
                  2001                               19,177
                  2002                               16,785
                  2003                                7,289
                                                  ---------

     Total minimum lease payments                    93,963

     Less:  Amount representing interest            (20,635)
                                                  ---------

     Present value of net minimum lease payments  $  73,328
                                                  =========

Interest rates on capitalized leases vary from 5.5% to 16.5% and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(5)  Income Taxes
     ------------

The Company's provision (credit) for income taxes for the year ended January 31, 1998 consists of the following components:

     Federal:                                                     $       -
      Current                                                      (564,873)
      Deferred                                                      564,873
      Change in valuation                                         ---------
                                                                          -
                                                                  ---------

     State:
      Current                                                             -
      Deferred                                                     (142,841)
      Change in valuation                                           142,841
                                                                  ---------
                                                                          -
                                                                  ---------
                                                                  $       -
                                                                  =========

Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The significant temporary differences that create deferred tax assets and liabilities as of January 31, 1998 are shown below:

     Deferred tax assets:
      Recognition of revenue                                      $ 121,945
      Reserves not currently deductible                              43,500
      Net operating loss carryforwards                              724,897
      Accrued payroll to shareholders                                91,793
      Other                                                           2,743
                                                                  ---------
      Total deferred tax assets                                     984,878
      Valuation allowance                                          (868,595)
                                                                  ---------
     Total deferred tax assets                                    $ 116,283
                                                                  =========

     Deferred tax liabilities:
      State deferred taxes                                           64,041
      Recognition of expenses                                        26,641
      Other                                                          25,601
                                                                  ---------
     Total deferred tax liabilities                               $ 116,283
                                                                  =========

                           THE LONGVIEW GROUP, INC.
                           -----------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(5)  Income Taxes (Continued)
     ------------------------

The accompanying statement of operations reflects a change in the applicable Federal tax rate from 15% to 34%, which had the effect of increasing the value of deferred tax assets by approximately $106,000.

As of January 31, 1998, the Company has net operating losses, available to reduce future taxable income, of approximately $1,635,000 for Federal purposes and $1,780,000 for state purposes. These net operating loss deductions will expire from fiscal 2009 through 2012 for Federal purposes and from fiscal 1999 through 2003 for state purposes.

Realization of the deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards.

The difference between the Company's provision for income tax and the statutory Federal rate is primarily due to management's election to reserve the Company's deferred tax assets as realization of these assets is uncertain.


(6)  Stockholders' Equity
     --------------------

     (a)  Common Stock Transactions
          -------------------------

     During fiscal 1998, the Company amended its' Articles of Incorporation and increased its authorized shares by 1,000,000 shares to 5,000,000 shares. The Company also issued 800,000 shares of its common stock to a corporation for $2,940,191 in cash, of which $500,000 is in an escrow account until such time the Company prepares its system architecture documentation, as described in Note 2. The new stockholder is entitled to two seats on the board of directors and certain Company actions require an affirmative vote of the board member including, but not limited to, extension of the Company's indebtedness beyond $500,000, declaration of dividends, investments or advances over $50,000, capital expenditures over $100,000 in any fiscal year, entering into partnership or joint venture agreements and redemption by the Company of any of its shares.

     Two employees of the Company exercised stock options and purchased 4,586 shares of common stock for $4,310. The Company repurchased the 4,586 shares of common stock for $16,895.

     Also, the Company repurchased 278,000 shares of common stock from a single shareholder for $400,000 under a call provision of the stockholders' agreement signed in 1996.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                               JANUARY 31, 1998
                               ----------------


(6)  Stockholders' Equity (Continued)
     --------------------------------

     (b)  Incentive Stock Options
          -----------------------

     The Company's 1997 Stock Option Plan provides for the grant of up to 500,000 incentive stock options (ISO's) and non-qualified stock options. Options may be awarded to employees, officers and directors and consultants. Options may have terms of up to 10 years. The options can be awarded at such prices as the Board of Directors may determine, although ISO's cannot be awarded for less than the underlying stock's fair market value at the grant date.

     Incentive stock option activity during the year ended January 31, 1998 was as follows:

                                                                     Weighted
                                                   Number of         Average
                                                    Options          Exercise
                                                   ---------       -----------
          Outstanding, January 31, 1997             181,720         $   0.94
               Awarded                               64,205             3.41
               Exercised                             (4,586)            0.94
               Forfeited                             (5,240)            0.94
                                                   ---------       -----------
          Outstanding, January 31, 1998             236,099             2.33
                                                   =========       ===========
          Exercisable as of January 31, 1998         61,542         $   0.97
                                                   =========       ===========

     All incentive stock options awarded to date have been for five-year terms with the ability to exercise vesting 20% per year beginning at the first anniversary of the employees' start date. The fair value of options awarded in 1998 totaled $52,211. The weighted average remaining contractual life of exercisable stock options was 2.38 years as of January 31, 1998. The weighted average remaining contractual life of all stock options was 2.95 years as of January 31, 1998. Of the 236,099 options outstanding at January 31, 1998, 178,394 are exercisable for $.94 per share and 57,705 stock options are exercisable for $3.69 per share. There were 263,901 and 318,280 common shares available for grant under the 1997 Stock Option Plan as of January 31, 1998 and 1997, respectively.

     No compensation cost has been recognized in the accompanying statement of operations for incentive stock options awarded. Had compensation costs for incentive stock options been recorded based on these option values, the Company's net loss for the year ended January 31, 1998 would have been increased by $25,603 to $1,568,713.

     The fair value of options and the compensation amount noted above were computed using the minimum value method based on a risk-free interest rate of 5.5% over the entire 60-month term of awarded options.

                           THE LONGVIEW GROUP, INC.
                           ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                JANUARY 31, 1998
                                ----------------


(7)   Commitments
      -----------

The Company conducts its operations in leased facilities under an operating lease. On May 21, 1997, the Company leased additional space and extended its lease term through July 2002. In addition, the Company leases some of its office furniture, computers, copier/fax and phone system under operating leases expiring from June 1998 through November 1999.

Rental expense under the operating leases was $319,222 for the year ended January 31, 1998. Minimum future lease payments are as follows:


       Year Ended
       January 31,               Amount
      -------------           ------------
          1999                 $  433,055
          2000                    415,922
          2001                    402,726
          2002                    402,726
          2003                    201,363
                              -------------
                               $1,855,792
                              =============



(8)   Profit Sharing Plan
      -------------------

The Company has a 401(k) salary deferral and profit sharing plan which covers substantially all full-time employees. The Company can make matching contributions of up to 3.75% of the participant's compensation. The Company's contribution was $50,661 in 1998. In addition, the Company can elect to make additional contributions to the plan at the Board of Director's discretion.


(9)   Recent Accounting Pronouncements
      --------------------------------

On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, Software Revenue Recognition which supercedes SOP 91-1, Software Revenue Recognition. Additionally, in 1998 the AICPA issued SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. The SOP's further standardized when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software. The Company adopted these SOP's effective February 1, 1998. Management believes the adoption of SOP 97-2 and 98-9 will result in the need to defer recognition of certain revenues that would have been recognized immediately under SOP 91-1.

                            THE LONGVIEW GROUP, INC.
                            ------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                                JANUARY 31, 1998
                                ----------------


(10)    Subsequent Events
        -----------------

On July 14, 1998, the Company's stockholders entered into a Stock Purchase Agreement (the "Agreement") with Barclays California Corporation ("Barclays"). Under the Agreement, all holders of the Company's common stock sold their interest to Barclays. On August 20, 1998, the acquisition was closed. The Company then became a wholly-owned subsidiary of Barclays.

On September 30, 1999, Barclays entered into a Stock Purchase Agreement with TenFold Corporation ("TenFold"), whereby Barclays sold its interest in the Company to TenFold. On October 7, 1999, the acquisition was closed. The Company then became a wholly-owned subsidiary of TenFold.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following pages 38 through 42 contain the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1999, the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the twelve months ended December 31, 1998 and the nine months ended September 30, 1999 and the notes thereto.

The following Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the Arrangement to be accounted for using the purchase method of accounting, whereby the total cost of the Arrangement will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared on the basis of assumptions described in the notes thereto, including assumptions related to the allocation of the total purchase cost to the assets and liabilities of LongView based upon preliminary estimates of fair value. The actual allocation may differ significantly from those assumptions after valuations and other procedures are completed.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations were prepared as if the Arrangement occurred as of January 1, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet was prepared as if the Arrangement occurred as of September 30, 1999. These statements are not necessarily indicative of what the actual operating results or financial position would have been had the Arrangement occurred on the dates and for the periods indicated and do not purport to indicate future results of operations. In addition, they do not reflect any cost savings or other synergies resulting from the Arrangement.

The Unaudited Pro Form Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements and related notes of TenFold Corporation incorporated by reference and the historical financial statements and related notes of LongView included elsewhere in this 8-K.

               TENFOLD CORPORATION AND THE LONGVIEW GROUP, INC.
           Unaudited Pro Forma Condensed Consolidated Balance Sheet
                              September 30, 1999
                                (in thousands)

                                                                  TenFold        LongView
                                                                 (September     (September      Pro Forma         Pro Forma
                              Assets                              30, 1999)      30, 1999)     adjustments        combined
                                                                 -----------    -----------    -----------       -----------
Current assets:
     Cash and cash equivalents                                   $    38,718          1,452           (330) (a)       39,840
     Restricted cash                                                  10,000            111        (10,000) (a)          111
     Short-term investments                                            6,130              -                            6,130
     Accounts receivable, net                                          7,020          1,602                            8,622
     Other receivable                                                      -              -          1,080  (l)        1,080
     Unbilled accounts receivable                                      6,670              -                            6,670
     Prepaid expenses and other assets                                    11            196                              207
     Income tax receivable                                             1,447              -                            1,447
     Deferred income taxes                                               536          1,349            593  (k)        2,478
                                                                 -----------    -----------    -----------       -----------

                Total current assets                                  70,532          4,710         (8,657)           66,585

Property and equipment, net                                            8,173            923                            9,096
Due from stockholders                                                  1,932              -                            1,932
Other assets, net                                                        281         17,383        (17,383) (e)       24,617
                                                                                                    24,336  (a)
                                                                 -----------    -----------    -----------       -----------

                                                                 $    80,918         23,016         (1,704)          102,230
                                                                 ===========    ===========    ===========       ===========

               Liabilities and Stockholders' Equity

Current Liabilities:
     Accounts payable                                            $       964             50                            1,014
     Income taxes payable                                                252              -                              252
     Accrued liabilities                                              10,160          1,275                           11,435
     Deferred revenue                                                  6,551          4,283             72  (i)       10,906
     Current installments of obligations under capital leases            715             23                              738
     Current installments of notes payable                             1,416              -         12,000  (a)       13,416
     Payable to Barcal                                                     -          3,883         (1,853) (l)        2,030
                                                                 -----------    -----------    -----------       -----------

                Total current liabilities                             20,058          9,514         10,219            39,791

Long-term liabilities:
     Deferred income taxes                                                85            672          2,880  (k)        3,637
     Obligations under capital leases, excluding current
         installments                                                  1,019             27                            1,046
     Notes payable, excluding current installments                     2,085              -                            2,085
                                                                 -----------    -----------    -----------       -----------
                Total long-term liabilities                            3,189            699          2,880             3,888
                                                                 -----------    -----------    -----------       -----------

Stockholders' equity:                                                 57,671         12,803        (12,803) (b)       55,671
                                                                                                    (2,000) (g)
                                                                 -----------    -----------    -----------       -----------
                                                                 $    80,918         23,016         (1,704)          102,230
                                                                 ===========    ===========    ===========       ===========

               TENFOLD CORPORATION AND THE LONGVIEW GROUP, INC.
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                 For the nine months ended September 30, 1999
                                (in thousands)

                                                   TenFold         LongView
                                                 (Nine months    (Nine months
                                                    ended           ended
                                                September 30,   September 30,    Pro Forma          Pro Forma
                                                    1999)           1999)       adjustments         combined
                                                    -----           ----        -----------         --------
Revenues:
             License                               23,428           1,392                            24,820
             Services                              35,106           1,993                            37,099
                                                ---------       ---------                           -------
                        Total revenues             58,534           3,385                            61,919

Operating expenses:
             Cost of revenues                      19,950           2,357                            22,307
             Sales and marketing                   16,965           1,263                            18,228
             Research and development              11,851           3,957                            15,808
             General and administrative             2,902             842                             3,744
             Amortization of deferred
               compensation                         1,065               -                             1,065
             Amortization of intangibles                -           3,365        (3,365) (e)          3,650
                                                                                  3,650  (d)
                                                ---------       ---------       -------             -------
                        Total operating
                        expenses                   52,733          11,784           285              64,802
                                                ---------       ---------       -------             -------
Income (loss) from operations                       5,801          (8,399)         (285)             (2,883)
                                                ---------       ---------       -------             -------
Other income (expense):
             Interest income                          824              59          (278) (f)            605
             Interest expense                        (250)           (162)                             (412)
             Foreign exchange gain/(loss)               -             (10)                              (10)
                                                ---------       ---------       -------             -------
                        Total other income            574            (113)         (278)                183

Income (loss) before income taxes                   6,375          (8,512)         (563)             (2,700)
Provision (benefit) for income taxes                2,454          (1,578)         (336) (j)            540
                                                ---------       ---------       -------             -------
Net income (loss)                                   3,921          (6,934)         (227)             (3,240)
                                                ---------       ---------       -------             -------
Accretion of Series A and B preferred stock          (391)              -             -                (391)
                                                ---------       ---------       -------             -------
Net income (loss) applicable to common stock        3,530          (6,934)         (227)             (3,631)
                                                =========       =========       =======             =======
Basic earnings (loss) per common share               0.14           (1.92)                            (0.14)
Diluted earnings (loss) per common share             0.12           (1.92)                            (0.14)

Weighted average common and common equivalent
           shares used to calculate earnings
           (loss) per share:
                        Basic                      25,110           3,608                            25,110
                        Diluted                    29,266           3,608                            25,110

               TENFOLD CORPORATION AND THE LONGVIEW GROUP, INC.
      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     For the year ended December 31, 1998
                                (in thousands)

                                                                 TenFold       LongView
                                                               (Year ended    (Year ended
                                                               December 31    December 31      Pro Forma        Pro Forma
                                                                  1998)          1998)        adjustments       combined
                                                                  ----           ----         -----------       --------
Revenues:
            License                                              13,382           2,386                            15,768
            Services                                             26,785           1,478                            28,263
                                                               --------       ---------                         ---------
                       Total revenues                            40,167           3,864                            44,031

Operating expenses:
            Cost of revenues                                     14,529           1,999                            16,528
            Sales and marketing                                  11,070             857                            11,927
            Research and development                              9,690           3,569                            13,259
            General and administrative                            2,882             713                             3,595
            Compensation from purchase of options                     -           1,111            (1,111) (h)          -
            Amortization of deferred compensation                   153               -                               153
            Amortization of intangibles                               -           1,776            (1,776) (e)      4,867
                                                                                                    4,867  (d)

            Other charge                                              -             700              (700) (c)          -
                                                               --------       ---------       -----------         -------
                       Total operating expenses                  38,324          10,725             1,280          50,329
                                                               --------       ---------       -----------       ---------
Income (loss) from operations                                     1,843          (6,861)           (1,280)         (6,298)
                                                               --------       ---------       -----------       ---------
Other income (expense):
            Interest income                                         395              60                               455
            Interest expense                                        (20)            (34)                              (54)
            Other income (expense)                                    _              (1)                               (1)
                                                               --------       ---------       -----------       ---------
                       Total other income                           375              25                 -             400
                                                               --------       ---------       -----------       ---------
Income (loss) before income taxes                                 2,218          (6,836)           (1,280)         (5,898)
Provision (benefit) for income taxes                                495            (559)             (578) (j)       (642)
                                                               --------       ---------       -----------       ---------
Net income (loss)                                                 1,723          (6,277)             (702)         (5,256)
                                                               --------       ---------       -----------       ---------
Accretion of Series A and B preferred stock                        (915)              -                              (915)
                                                               --------       ---------       -----------       ---------
Net income (loss) applicable to common stock                        808          (6,277)             (702)         (6,171)
                                                               ========       =========       ===========       =========

Basic earnings (loss) per common share                             0.04           (1.74)                            (0.29)

Diluted earnings (loss) per common share                           0.03           (1.74)                            (0.29)


Weighted average common and common equivalent shares used
            to calculate earnings (loss) per share:
                           Basic                                 21,551           3,608                            21,551
                           Diluted                               26,663           3,608                            21,551

   NOTES to Unaudited Pro Forma Condensed Consolidated Financial Statements

 (1) Basis of Presentation

     On September 30, 1999, TenFold Corporation (TenFold) entered into a Stock Purchase Agreement ("Agreement") with Barclay's California Corporation ("BarCal") whereby upon the closing on October 7, 1999 TenFold purchased the entire equity of BarCal in its wholly-owned subsidiary The LongView Group, Inc ("LongView"). The Agreement provides for the combination of TenFold and LongView in a transaction in which TenFold will acquire all of the issued and outstanding shares of LongView for $22 million. The purchase price of $22 million is comprised of $10 million in cash and $12 million in the form of a promissory note to BarCal. The promissory note is due and payable in installments of $3 million on April 15, 2000 and $9 million on July 15, 2000. TenFold estimates its additional acquisition costs will approximate $330,000.

     BarCal has been a customer of TenFold since 1997 and, as such, has various software license and service agreements with BarCal. BarCal signed, on September 30, 1999, an additional Master Software License and Services Agreement, purchasing from the Company a multi-project license to the Universal Application and TenFold ComponentWare products for $4 million. The $4 million was received by TenFold and has been recorded as deferred revenue in the September 30, 1999 unaudited Proforma Condensed Consolidated Balance Sheet pending the finalization of the valuation of the various components, which will determine the final accounting.

     On August 20, 1998, 100 percent of LongView's outstanding stock was acquired by BarCal. Accordingly, LongView's financial statements from August 21, 1998 forward reflect a new basis of accounting to include "push-down accounting". The LongView unaudited Proforma Condensed Statement of Operations for the year ended December 31, 1998 included herein includes approximately eight months of operating information under the historical basis of accounting and approximately four months under the new "push-down" basis of accounting.

 (2) Purchase Price Allocation and Pro Forma Adjustments

     The adjustments to arrive at the Unaudited Pro Forma Condensed Consolidated Financial Statements are as follows:

     (a) The Arrangement will be accounted for under the purchase method of accounting. In accordance with generally accepted accounting principles, the portion of the purchase price allocable to in process research and development projects of LongView will be expensed at the consummation of the Arrangement. The amount of the one-time nonrecurring charge for in-process research and development is expected to be approximately $2 million. Since the charge is directly related to the Arrangement and will not recur, the Unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared excluding this charge. TenFold has not yet determined the final allocation of the purchase price and, accordingly, the amount shown below may differ significantly from the ultimate allocation.

         Goodwill and identifiable intangibles in the amount of $24,336 were calculated as follows (all numbers in thousands):


         Total estimated purchase ($10 million in cash, $12 million in
           the form of a promissory note to BarCal)                  $ 22,000
         Add: Estimated acquisition costs of                              330

          Estimated fair value of net assets acquired other than
          in-process research and development (comprised of
          LongView's historical stockholders equity of $12,803, less:
          previously existing goodwill and identifiable intangibles of
          $17,383 plus: The net write up of the deferred revenue, taxes,
          assets not acquired and liabilities not assumed of $574.)            4,006
       Less:
          Expensed in-process research and development                        (2,000)
                                                                            --------
          Goodwill and identifiable intangibles (goodwill 15,836,
          existing technology $2,000, assembled workforce $700,
          customer list $5,800)                                             $ 24,336

     (b) Elimination of LongView's stockholders' equity accounts.

     (c) Elimination for nonrecurring charge related to the previous write-off of in-process research and development projects thereon of LongView in connection with LongView being acquired by another company in August of 1998.

     (d) Amortization of goodwill and identifiable intangibles recognized in the purchase of LongView will be recognized on a straight-line basis over the following estimated useful lives:

                Goodwill                               5 years
                Assembled workforce                    5 years
                Customer list                          5 years
                Existing technology                    5 years

     (e) Elimination of previously existing goodwill and other identifiable intangibles and amortization thereon of LongView.

     (f) Decrease in interest income as a result of the reduction in cash that would have occurred to effectuate the merger.

     (g) Stockholders' equity adjustment for nonrecurring charge related to the write-off of in-process research and development projects acquired.

     (h) Elimination of the nonrecurring charge related to the purchase of LongView options in connection with LongView being acquired by BarCal during 1998.

     (i) Increase in deferred revenue to record the present value of costs that will be incurred to deliver future goods or services plus an allowance for normal profit on those costs to deliver the future goods or services.

     (j) To reflect the income tax effect of decreased interest income and increased amortization of the identifiable intangibles at the statutory rate of 34 percent.

     (k) To reflect estimated deferred income tax assets and liabilities arising from the purchase.

     (l) Adjustment for assets and liabilities that were not acquired or assumed as part of TenFold's acquisition of LongView.

 (3) Common Shares Outstanding

     Basic and diluted net loss per common share, have been calculated based upon the pro forma weighted average shares outstanding for each period presented.